Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Waddell & Reed Financial, Inc.:

We consent to the incorporation by reference in the Registration Statements No. 333-65827, 333-47567, and 333-44528 on Form S-8 and No. 333-43862 and 333-179111 on Form S-3 of Waddell & Reed Financial, Inc. of our reports dated February 27, 2014, with respect to the consolidated balance sheets of Waddell & Reed Financial, Inc. as of December 31, 2013 and 2012, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2013, and the effectiveness of internal control over financial reporting as of December 31, 2013, which reports appear in the December 31, 2013 annual report on Form 10-K of Waddell & Reed Financial, Inc.

/s/ KPMG LLP

Kansas City, Missouri
February 27, 2014